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                                                                  EXHIBIT 10 (b)

                               LETTER OF AGREEMENT

     THIS LETTER OF AGREEMENT, is entered into by Omega Environmental, Inc. ("Omega") and Louis J. Tedesco ("Tedesco") on this 5 day of October, 1995.

1.   EMPLOYMENT

     Omega will employ Tedesco as its President and Chief Executive Officer. Tedesco will perform the duties customarily performed by the President and Chief Executive Officer of a corporation and such other duties as may be assigned from time to time by Omega's Board of Directors. Such duties include the principal responsibility and associated authority for the leadership, management and performance of Omega. Tedesco shall be responsible and report to the Board of Directors.

2.   COMMENCEMENT OF EMPLOYMENT

     Tedesco shall commence employment on October 16, 1995.

3.   COMPENSATION

     Omega Agrees To Compensate Tedesco as follows:

     3.1 Base salary. Omega shall pay Tedesco an initial base salary of $190,000 per year, before all customary deductions, payable in equal biweekly installments.

     3.2 Bonuses. In addition to his base salary, Tedesco shall be eligible to receive an annual bonus with a target payment of forty percent (40%) of his base salary, based upon the performance of Omega as measured at the end of each fiscal year. A bonus plan and performance targets shall be developed on or before March 1, 1996, subject to approval of the Board of Directors. Tedesco shall receive, in addition to any bonus paid referenced above, a hiring bonus of $25,000, payable with his first biweekly salary payment.

     3.3 Stock Options. Tedesco shall be entitled to a grant of options pursuant to the terms of the Omega Environmental, Inc. 1990 Stock Option Plan (as amended) to purchase 330,000 shares of Omega's common stock. The maximum term of the options shall be ten (10) years. The exercisability of the options shall vest 25 percent per year. The options to purchase shares shall be granted with an exercise price equal to the closing price of Omega's common stock on the date of grant, with the intent that such options shall be eligible for incentive stock option treatment to the maximum extent permitted by law.

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                                                                  EXHIBIT 10 (b)

     4.   BENEFITS

     Tedesco shall be entitled to participate, at Omega's expense, in all health care and insurance plans generally available to executives of Omega, consistent with the terms of those plans as they may currently exist or be modified from time to time. Health care coverage for Tedesco's eligible dependents shall be provided at Omega's expense pursuant to its plans. Tedesco shall also be entitled to four (4) weeks vacation, holidays, and participation in retirement and other fringe benefit plans provided by Omega policy to its executives, as those policies may currently exist or be modified from time to time. Further, Tedesco shall be entitled to the following: $600 per month as an automobile allowance; reimbursement of reasonable and necessary business expenses pursuant to Omega policy; and two (2) round-trip airfares per month between Seattle and San Diego for use by Tedesco or his immediate family.

     5.   RELOCATION EXPENSES

     Omega shall reimburse Tedesco to a maximum of $80,000 for expenses directly or indirectly related to moving him and his family from Southern California to the Seattle area. Such reimbursement shall include any taxes attributable to the relocation reimbursement that are not deductible by Tedesco. The reimbursement offer shall remain open until October 23, 1998, with such reimbursement to be adjusted in light of the Consumer Price Index, using as a base the third quarter of 1995. In the event Omega's corporate headquarters is relocated outside the Seattle area during this period, Omega shall reimburse moving expenses in the same manner.

     6.   COMPANY APARTMENT

     Tedesco shall have use of an apartment, maintained and paid for by Omega, during periods when he is in the Seattle area.

     7.   SEVERANCE

     Tedesco may be terminated for cause, provided, however, that if his termination is (a) without cause or (b) following a change in control of Omega, or a leveraged buyout, merger or acquisition, Tedesco shall receive severance pay equal to his then current base annual salary, payable in twelve (12) equal monthly installments. All stock options shall become vested immediately in the event of a termination other than for cause. In the event that Tedesco desires to resign from Omega, he shall not be entitled to severance pay and agrees to provide sixty (60) days written notice of his resignation

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                                                                  EXHIBIT 10 (b)

     8.   CONFIDENTIALITY AND NONCOMPETITION

     Tedesco agrees to execute and be bound by the terms of the following Omega policies: "Employee Confidential Information and Invention Agreement" and "Compliance with Securities Laws." Tedesco further agrees that during the period he is receiving severance or other payments from Omega, he will not directly or indirectly be employed by, or otherwise manage or perform services for any Competitor of Omega. A "Competitor" shall include any entity which produces, markets or distributes any product or service which competes with any product or service Omega produces, markets or distributes (or which Omega is studying the feasibility of producing, marketing, or distributing). This noncompetition agreement shall survive the termination of this Letter of Agreement and the termination of the employment relationship between Omega and Tedesco. This provision shall not prevent Tedesco from holding shares in, or sitting on the board of directors of , other companies in the industry, however, to approval by Omega's Board of Directors.

     9.   RELEASE OF CLAIMS

     In order to receive the severance payments described in Paragraph 7 above, Tedesco agrees to execute a separation agreement that shall include (a) a release of claims against Omega, its directors, officers and agents, and (b) a confidentiality provision regarding the terms of any such separation agreement.

     10.  APPLICABLE LAW

     This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced in accordance with the laws of the State of Washington.

     IN WITNESS WHEREOF, the parties have executed and entered into this Letter of Agreement, to be effective on the date first set forth above.

OMEGA ENVIRONMENTAL, INC.               LOUIS J. TEDESCO

By:     /s/ LEO L. AZURE                       /s/ LOUIS J. TEDESCO
   --------------------------------     -----------------------------------

Title:      Chairman
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